Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Bio-Rad Laboratories, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333‑170981) and on Forms S-8 (Nos. 333-220219, 333-144962, 333-133507, 333-124187, 333-53335, 333-53337, 333-179876, 333-197979 and 333-206885) of Bio-Rad Laboratories, Inc. of our reports dated March 29, 2019, with respect to the consolidated balance sheets of Bio-Rad Laboratories, Inc. as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule, which report appears in the December 31, 2018 annual report on Form 10‑K of Bio-Rad Laboratories, Inc.

Our report refers to a change in the accounting method for revenue recognition in 2018 due to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers, and a change in the accounting method for equity instruments in 2018 due to the adoption of Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) No. 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities.

/s/ KPMG LLP

Santa Clara, California
March 29, 2019